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                                                                    EXHIBIT 99.1



                             [WEBLINK WIRELESS LOGO]

                                                   Contact: Kelly Prentiss
                                                   (214) 765-3874
                                                   kprentiss@weblinkwireless.com

          WEBLINK WIRELESS, INC. OBTAINS DEBTOR-IN-POSSESSION FINANCING

Dallas, July 20, 2001 -- WebLink Wireless, Inc. (OTC Bulletin Board: WLNKA) today announced that it has won approval by the U.S. Bankruptcy Court of $15 million of debtor-in-possession (DIP) financing. The financing will be provided by the two principal lenders in the company's currently outstanding bank credit facility. The DIP financing is secured by a superpriority lien on substantially all of the company's assets, matures on December 31, 2001, and is conditioned on compliance with financial and other covenants.

"We are very pleased to get the DIP financing finalized," said John Hauge, the company's Senior Vice President, Finance and Chief Financial Officer. "We can now focus our full attention on our operations and developing our plan for emergence from Chapter 11".

In conjunction with the order approving the DIP financing, the U.S. Bankruptcy Court also issued an agreed scheduling order providing that the company will, as planned, take steps to proactively seek a standalone transaction with new financing or a merger or sale transaction upon which the company expects to base a plan for emergence from Chapter 11. Borrowings under the DIP financing are also conditional upon the company's compliance with the scheduling order.

WebLink Wireless, Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout the United States. The Company's nationwide 2-way network is the largest of its kind reaching approximately 90 percent of the U.S. population and, through a strategic partnership, extends into Canada. The Dallas-based company, which serves approximately 2 million customers, recorded total revenues of $290 million for the year ended December 31, 2000. For more information, visit the website at www.weblinkwireless.com.

This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify such forward-looking statements. The company wants to caution readers that any forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the



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Securities Exchange Act of 1934 (those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about possible restructuring and future liquidity outlook) in this release or made by the company's management involve risks and uncertainties which may change based on various important factors. Actual results may differ materially from those projected due to many factors including failure to obtain additional funding, increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues, capital and operating needs and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.